Exhibit 6.7

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (“Agreement”) is made as of                     , 20     (“Effective Date”) by and between Cottonwood Residential O.P., L.P., a Delaware limited partnership (“CROP”) and Cottonwood Multifamily REIT I O.P., LP, a Delaware limited partnership (“CW Multifamily OP I”). In this Agreement, CROP and Multifamily REIT are individual referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

A. The Parties plan to enter into one or more joint ventures, which are anticipated to formed as Delaware limited liability companies (each a “Joint Venture” and collectively, the “Joint Ventures”).

B. CW Multifamily OP I desires to grant a purchase option to CROP with respect to the purchase of CW Multifamily OP I’s interest in the Joint Ventures.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Purchase Option by CROP. CROP shall have the option, but not the obligation, to purchase CW Multifamily OP I’s interest in the Joint Ventures and any direct interests in real property owned by CW Multifamily OP I not held in a Joint Venture (the “Interest”), as set forth in this Section 1 at any time after December 31, 2019 and until the termination of this Agreement. In order to exercise this option, CROP shall provide written notice of its election to exercise this option to CW Multifamily OP I. The purchase price of the Interest shall be equal to the Fair Market Value of the Interest (as defined in Section 2 of this Agreement). The Parties shall begin negotiation of the Fair Market Value of the Interest within 15 days after the date of the written notice from CROP and shall follow the procedures set forth in Section 2. After the determination of the Fair Market Value of the Interest, CROP shall have 30 days to elect whether to complete the purchase option and purchase the Interest. If CROP elects to complete such purchase option, the purchase price shall be paid by CROP within 60 days after the determination of the Fair Market Value of the Interest and the transfer of the interest shall occur on such date. If CROP does not elect to proceed with the purchase option, CROP will not be permitted to send notice and initiate the purchase option process for a period of 6 months and all costs and expenses related to the purchase option will be borne by CROP.

2. Fair Market Value.

2.1. “Fair Market Value of the Interest” shall mean the fair market value of CW Multifamily OP I’s interest in the Joint Ventures as determined in accordance with the procedures set forth below. The Fair Market Value of the Interest shall be determined as of the date notice is sent by CROP of its intent to exercise the applicable purchase option. Within 15 days after the date of the written notice from CROP, the Parties shall each appoint one certified MAI real estate appraiser who shall have been active full-time over the previous 5 years in the appraisal of comparable properties and real estate related assets. The two third-party appraisers shall provide an estimate of the fair market value of the Joint Ventures’ assets as if such assets were sold as of the date of the notice at such value. This value will be reduced by the customary closing costs, fees and commissions in the jurisdiction in which such assets are located that would be applied if the Joint Venture sold such assets. The selected appraisers will provide their determinations of value within 30 days after appointment. If the two appraised values are within 5% of each other, the value of the Joint Ventures’ assets will be the average of the two appraised values. If the two appraised values are not within 5% of each other, the two selected appraisers will, within 15 days after their determinations of value, mutually agree upon a third appraiser meeting the foregoing qualifications and the third appraiser will provide an appraised value. The third appraiser shall provide his/her determination of value within 30 days after appointment. The value of the Joint Ventures’

assets will then be equal to the average of the third appraised value and whichever of the prior appraised values is closest to the third appraised value. The Fair Market Value of the Interest will be determined as if there was a hypothetical sale of all the Joint Ventures’ assets at the appraised value (subtracting all liabilities) and a distribution is made pursuant to the terms of each Joint Venture agreement.

2.2. If either Party fails to appoint an appraiser within the time period specified above, the arbitrator appointed by one of them shall reach a decision which shall be binding upon the Parties. The cost of the appraisers shall be paid by CROP. The decision of the appraisers shall be binding upon the Parties and may be submitted by either Party to any court of competent jurisdiction to enforce this Agreement. The Party submitting the decision shall submit to the court a form of judgment incorporating the decision of the appraisers, and such judgment, when signed by a judge of the superior court, shall become final for all purposes and shall be entered by the clerk of the court on the judgment roll of the court. The closing of the purchase of the Interest shall occur in a location mutually agreed to by the parties, or if no location is agreed to, at the offices of CROP. Closing costs and prorations shall be allocated, as is standard practice where the investments are located.

3. Termination. This Agreement shall terminate upon the earliest of: (i) the sale of the last Joint Venture’s assets, (ii) December 31, 2029 or (iii) a merger of Cottonwood Multifamily REIT I, Inc., a Maryland corporation, into another REIT, real estate company or other entity.

4. Assignment. CROP shall have the absolute right to assign its rights and obligations under this Agreement to an affiliate of CROP.

5. Notices. Any notice to be given or other document or payment to be delivered by any Party to any other Party hereunder shall be addressed to the Party for whom intended, as follows:

To CROP at:

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

Attn: Gregg Christensen

To CW Multifamily OP I at:

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

Attn: Gregg Christensen

6. Binding Effect. All provisions of this Agreement shall inure to the benefit of the Parties and be binding upon the successors-in-interest, assigns and legal representatives of the Parties hereto.

7. Headings. All section headings in this Agreement are for convenience and ease of reference and are irrelevant to the construction or interpretation of any provision of this Agreement.

8. Entire Agreement. This Agreement constitutes the entire written agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to any choice of law rules.

10. Amendment. Each amendment, addition or deletion to this Agreement shall not be effective unless approved by the Parties in writing.

11. Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original (including copies sent to a Party by telecopy or facsimile transmission) as against the Party signing such counterpart, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, effective as of the date first written above.

CROP:

COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership

By:	Cottonwood Residential, Inc., a Maryland corporation, its general partner

By:
Gregg Christensen, Executive Vice President

COTTONWOOD MULTIFAMILY REIT I O.P., LP, a Delaware limited partnership

By:	CW Multifamily REIT I GP, LLC, a Delaware limited liability company, its general partner

	By:	Cottonwood Multifamily REIT I, Inc., a Maryland corporation, its sole member

By:
Gregg Christensen, Executive Vice President

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